SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    Form 8-K



                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 30, 1999



                               KOMAG, INCORPORATED
             (Exact name of registrant as specified in its charter)



          Delaware                       0-16852                94-2914864
----------------------------     ------------------------   --------------------
(State or other jurisdiction     (Commission File Number)   (I.R.S.  Employer
       of incorporation)                                     Identification No.)



                             1704 Automation Parkway
                           San Jose, California 95131
                    (Address of principal executive offices)

                                 (408) 576-2000
              (Registrant's telephone number, including area code)



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Item 5.           Other Events.

         The Company issued the following press release on June 30, 1999:

                    KOMAG UPDATES SECOND QUARTER 1999 OUTLOOK

SAN JOSE, Calif., June 30 -- Komag, Incorporated (Nasdaq: KMAG - news), the world's largest independent supplier of thin-film media for computer hard disk drives, today announced revised expectations for its second quarter ending July 4, 1999. The company indicated that second quarter financial results will not meet analysts' expectations.

Second Quarter Outlook:

Based on quarter-to-date actual results, the company now expects that second quarter net sales will remain essentially flat sequentially on a modest growth of approximately 5% in unit sales. In the first quarter of 1999 the company reported net sales of $90.0 million on shipments of 10.1 million disks.

The company previously announced that second quarter unit shipments were expected to grow 20-35% sequentially compared to first quarter actual unit shipments due in large measure to completion of the acquisition of the disk media operations of Western Digital Corporation (WDC) on April 9, 1999. Under the volume purchase agreement associated with this acquisition WDC began to purchase substantially all of its media requirements from Komag after the closing date.

"Unit shipments in the last month of the quarter have not materialized as expected due to recent customer order reductions and lower-than-expected volumes on certain new product programs. In response to competitive market conditions our customers have reduced the number of disks and heads per drive to support the delivery of lower priced disk drives to the rapidly expanding, low cost segment of the PC market. These customer actions, the continuing imbalance between the supply and demand for disk products, and the lack of new data-intensive applications continue to depress the financial performance of Komag and the entire disk industry," said Stephen C. Johnson, president and chief executive officer of Komag, Incorporated.

The lower-than-expected unit sales volume will further widen the net loss for the second quarter of 1999 relative to both the actual net loss for the first quarter and analysts' estimates for the second quarter. The company recorded a first quarter net loss of $21.5 million, or $0.40 per share based on 53.9 million shares. The current mean of earnings estimates for the second quarter according to First Call is a net loss of $0.55 per share, or approximately $35.0 million assuming 64.0 million shares. The higher share count for the second quarter is attributable to the additional 10.8 million common shares issued as part of the consideration for the WDC acquisition.

Due to expected lower unit volumes the company will close the recently acquired WDC media operation at end of June, nearly fifteen months ahead of an earlier transition plan. As part of this accelerated closure the company has implemented work force reductions affecting approximately 400 people, or 20% of the post-acquisition headcount at the company's U.S. operations. The


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company  will  record a second  quarter  charge  related  to  these  work  force reductions and other closure activities.

"We continue to have excellent success with new product qualifications at our customers, but industry dynamics are restricting our near-term growth opportunities. Additionally, price pressures remain intense throughout the data storage industry, thus heightening the need for cost efficiency in all areas of our company. The company's cost efficiency is highly dependent on effective capacity utilization due to the high fixed cost structure of disk manufacturing. Therefore, our immediate challenge is to carefully balance near-term operating efficiencies and long-term capacity decisions in a market that has been extremely volatile and difficult to forecast. We remain committed to take further actions to adjust our cost structure in relation to changing industry prospects," said Johnson.

Forward-Looking Statements:

The above information contains predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties. While this outlook represents Komag's current judgment on the future direction of the business, actual results may differ materially from any future performance suggested above. Due to the volume purchase agreement with WDC, the company's results are more dependent on the relative success of WDC in the data storage market. Other factors that will influence the company's actual performance include the following: disk consumption per drive based on the relative growth rates of areal density and overall storage usage; pricing levels determined by the continuing imbalance between supply and demand for disk products; growth rate of the merchant disk market as influenced by the level of captive disk production; structural changes within the disk media industry created by combinations, failures, and joint venture arrangements; unit volumes derived from new product qualifications; costs related to consolidation of the media operations of Komag and WDC; changes in manufacturing efficiencies, in particular product yields and material input costs; factory utilization levels, including absorption of the additional fixed manufacturing costs associated with the recently acquired WDC facilities; and capital expenditure levels required to maintain or acquire process equipment with capabilities to meet more stringent future product requirements. Moreover, the company will need sufficient cash resources to operate efficiently. The company's ability to raise additional funding will be affected by the status of the company's credit facilities and the audit opinion for the company's 1998 financial statements. Other risk factors that may affect the company's financial performance are listed in the company's various SEC filings, including its Form 10-K for the year ended January 3, 1999. The company undertakes no obligation to publicly release any revisions to these forward-looking statements.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 1, 1999.



                                               KOMAG, INCORPORATED
                                               Registrant



                                               By: /s/ William L. Potts, Jr.
                                                  ------------------------------
                                               William L. Potts, Jr.
                                               Senior Vice President and
                                               Chief Financial Officer